Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE NYSE American: GORO

GOLD RESOURCE CORPORATION ANNOUNCES PRELIMINARY RESULTS OF

11,729 GOLD EQUIVALENT OUNCES PRODUCED AND SOLD IN Q1 2022

Denver, Colorado – April 14, 2022 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) sold a total of 8,381 ounces of gold and 265,407 ounces of silver in Q 1 2022 for a gold equivalent total of 11,729 ounces. Additionally, the Company sold 4,359 tonnes of zinc, 408 tonnes of copper, and 1,639 tonnes of lead contributing to a strong cash balance of over $31 million.

Allen Palmiere, President and CEO said “2022 is off to a good start with strong production results at the Don David Gold Mine in Mexico and the feasibility study advancing at the Back Forty Project in Michigan. Our investment in capital and exploration progressed during the quarter, including the completion of the filtration plant and dry stack facilities in January accelerating our environmental stewardship efforts.”

Sales Statistics

	Three months ended March 31,
	2022	2021
Metal sold
Gold (ozs.)	8,381	5,019
Silver (ozs.)	265,407	253,061
Copper (tonnes)	408	382
Lead (tonnes)	1,639	1,176
Zinc (tonnes)	4,359	3,134
Average metal prices realized(1)
Gold ($ per oz.)	1,898	1,787
Silver ($ per oz.)	23.94	26.77
Copper ($ per tonne)	10,144	8,873
Lead ($ per tonne)	2,347	2,082
Zinc ($ per tonne)	3,842	2,797
Precious metal gold equivalent ounces sold
Gold Ounces	8,381	5,019
Gold Equivalent Ounces from Silver	3,348	3,791
Total AuEq Ounces	11,729	8,810

(1) Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices. Our average metal prices realized will therefore differ from the average market metal prices in most cases.

Trending Production Statistics

	For the three months ended:
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022
Arista Mine
Tonnes Milled	127,403	126,363	97,806	135,398	135,801
Average Gold Grade (g/t)	1.68	1.91	2.68	1.93	3.00
Average Silver Grade (g/t)	78	79	91	82	81
Average Copper Grade (%)	0.43	0.36	0.37	0.38	0.41
Average Lead Grade (%)	1.7	1.63	2.29	2.17	1.97
Average Zinc Grade (%)	4.29	3.64	4.79	4.77	4.89
Combined
Tonnes milled(1)	138,980	129,590	98,010	135,398	136,844
Tonnes Milled per Day(2)	1,604	1,506	1,353	1,559	1,590
Metal production (before payable metal deductions)(3)
Gold (ozs.)	6,097	6,555	6,933	6,853	11,187
Silver (ozs.)	307,610	295,979	265,829	330,873	332,292
Copper (tonnes)	441	368	284	413	431
Lead (tonnes)	1,737	1,654	1,808	2,345	2,073
Zinc (tonnes)	4,377	3,683	3,920	5,349	5,562

(1) Combined tonnes milled in Q1, Q2 and Q3 2021 included 11,577, 3,227 and 204 tonnes from the Open Pit Mine, respectively. The Open Pit Mine is no longer in production as of Q3 2021. Additionally, Q1 2022 combined tonnes milled includes 1,043 purchased tonnes related to an environmental initiative with a local community.

(2) Based on actual days the mill operated during the period.

(2) The difference between what we report as "Metal Production" and "Metal Sold" is attributable to the difference between the quantities of metals contained in the concentrates we produce versus the portion of those metals actually paid for according to the terms of our sales contracts. Differences can also arise from inventory changes related to shipping schedules, or variances in ore grades and recoveries which impact the amount of metals contained in concentrates produced and sold.

Q1 2022 Conference Call

The Company will issue a supplemental news release providing additional details regarding timing of the 10-Q filing with EDGAR for the period ended March 31, 2022 financial and operating results and details for a hosted conference call.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Under the direction of a new board and senior leadership, the company’s focus has been to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine and now that our acquisition of Aquila Resources Inc. is closed, to develop the Back Forty Project in Michigan, USA. For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the company’s Form 10-Q for an understanding of the risk factors associated with its business.

Contacts:

Kim Perry

Chief Financial Officer

Kim.Perry@GRC-USA.com

www.GoldResourcecorp.com